Exhibit 99.2

NEWS

WARBURG PINCUS COMPLETES ACQUISITION OF BAUSCH & LOMB

ROCHESTER, N.Y., October 26, 2007 — Bausch & Lomb (NYSE: BOL) and Warburg Pincus, the global private equity firm, announced today that affiliates of Warburg Pincus have completed the acquisition of Bausch & Lomb for a total purchase price of approximately $4.5 billion, including approximately $830 million of debt.

“With a strong and supportive partner in Warburg Pincus, we are well-positioned to create new opportunities for Bausch & Lomb and advance our leadership in the eye health industry,” said Ronald L. Zarrella, chairman and CEO of Bausch & Lomb. “Our customers will continue to receive high levels of service, product quality and innovation, and our commitment to serving their needs remains steadfast. On behalf of Bausch & Lomb’s management and Board of Directors, I want to thank our shareholders and hard-working employees for their support throughout this process.”

Commenting on the transaction, Elizabeth H. Weatherman, a Warburg Pincus Managing Director, said, “We’re delighted to be partners with Bausch & Lomb, a global leader in vision care, ophthalmic devices and pharmaceuticals. We look forward to helping the company build upon its rich heritage and premier brand in ophthalmology.”

Bausch & Lomb stock will cease to trade on the New York Stock Exchange at market close today and will be delisted.

Under the terms of the agreement, Bausch & Lomb shareholders are entitled to receive $65.00 in cash for each share of Bausch & Lomb common stock that they hold. Letters of transmittal allowing Bausch & Lomb shareholders of record to deliver their shares to the paying agent in exchange for payment of the merger consideration will be distributed shortly after the closing. Shareholders of record should be in receipt of the letter of transmittal before surrendering their shares. Shareholders who hold shares through a bank or broker will not have to take any action to have their shares converted into cash, as such conversions will be handled by the bank or broker.

Morgan Stanley acted as financial advisor to the Special Committee of the Bausch & Lomb Board of Directors and delivered a fairness opinion to the Special Committee. Wachtell Lipton Rosen & Katz acted as legal counsel to the Special Committee in this transaction. Banc of America, Citi, Credit Suisse and JPMorgan served as financial advisors to Warburg Pincus and arranged the debt financing for the transaction, and Cleary Gottlieb Steen & Hamilton LLP acted as legal advisor to Warburg Pincus.

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For further information contact:

Bausch & Lomb Media Contact	Bausch & Lomb Investor Relations Contact
Michael L. McDougall, APR	Daniel L. Ritz
585.338.5469	585.338.5802
mmcdougall@bausch.com	dritz@bausch.com

Warburg Pincus Contact
Julie Johnson Staples

212.878.9325

jjohnson@warburgpincus.com

About Bausch & Lomb

Bausch & Lomb is the eye health company dedicated to perfecting vision and enhancing life for consumers around the world. Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world. Founded in 1853, Bausch & Lomb is headquartered in Rochester, N.Y., and employs approximately 13,000 people worldwide. Its products are available in more than 100 countries. More information about Bausch & Lomb can be found at www.bausch.com.

About Warburg Pincus

Warburg Pincus has been a leading private equity investor since 1971. The firm currently has approximately $20 billion of assets under management investing from nine offices around the world. Since inception, Warburg Pincus has invested $26 billion in 570 companies in 30 countries and across a range of sectors, including healthcare, consumer and retail, industrial, financial services, energy, real estate and technology, media and telecommunications. The firm has invested $4.8 billion in healthcare-related companies around the world, including approximately $1.5 billion in medical devices and $1.65 billion in life science and pharmaceutical companies. Notable medical device and pharmaceutical investments include: American Medical Systems (Nasdaq: AMMD), ev3 (Nasdaq: EVVV), Kyphon (Nasdaq: KYPH), Tornier, Wright Medical Group (Nasdaq: WMGI), The Medicines Company (Nasdaq: MDCO), Zentiva (LSE: ZEND, PSE: ZENTIVA) and Harbin Pharmaceutical. Warburg Pincus counts among its other signature investments: Knoll (NYSE: KNL), Neiman Marcus, NeuStar (NYSE: NSR), Bharti Tele-ventures (BSE: Bharti) and WNS Global Services (NYSE: WNS). For more information please visit www.warburgpincus.com.

Forward Looking Statement

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb. Such statements involve a number of risks and uncertainties including those concerning the ability of the Company and the parties with which it contracts to develop and introduce products successfully as well as the risk factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to, its reports on Forms 10-K, 10-Q, 12b-25, 8-K and its definitive proxy statement. Many of the factors that will determine the outcome of the subject matter of this communication are beyond the Company’s ability to control or predict. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future results or otherwise.